Tredegar Corporation	Contact:
Corporate Communications	D. Andrew Edwards
1100 Boulders Parkway	Phone: 804/330-1041
Richmond, Virginia 23225	Fax: 804/330-1777
E-mail: invest@tredegar.com	E-mail: daedward@tredegar.com
Web Site: www.tredegar.com
FOR IMMEDIATE RELEASE

TREDEGAR REPORTS FIRST-QUARTER LOSS DRIVEN BY NON-CASH GOODWILL
IMPAIRMENT CHARGE FOR ALUMINUM BUSINESS UNIT

RICHMOND, Va., May 6, 2009 – Tredegar Corporation (NYSE:TG) reported a first-quarter net loss from continuing operations of $28.8 million (85 cents per share) compared with net income from continuing operations of $3.8 million (11 cents per share) in the first quarter of 2008.  Results in the first quarter of 2009 include a non-cash, goodwill impairment charge of $30.6 million (90 cents per share) related to its aluminum extrusions business.  Earnings from continuing manufacturing operations in the first quarter were $4.6 million (14 cents per share) versus $6.0 million (17 cents per share) last year.  First-quarter sales from continuing operations decreased to $153.1 million from $228.5 million in 2008.

A summary of results for continuing operations for the three months ended March 31, 2009 and 2008 is shown below:

(In Millions, Except Per-Share Data)	Three Months Ended
	March 31
	2009	2008
Sales	$153.1	$228.5

Income (loss) from continuing operations as reported under generally accepted accounting principles (GAAP)	$(28.8)	$3.8
After-tax effects of:
Goodwill impairment relating to aluminum extrusions business	30.6	-
Loss associated with plant shutdowns, asset impairments and restructurings	1.1	2.7
(Gains) losses from sale of assets and other items	1.7	(.5)
Income from continuing manufacturing operations*	$4.6	$6.0

Diluted earnings (loss) per share from continuing operations as reported under GAAP	$(.85)	$.11
After-tax effects per diluted share of:
Goodwill impairment relating to aluminum extrusions business	.90	-
Loss associated with plant shutdowns, asset impairments and restructurings	.03	.08
(Gains) losses from sale of assets and other items	.06	(.02)
Diluted earnings per share from continuing manufacturing operations*	$.14	$.17

* The after-tax effects of unusual items, plant shutdowns, asset impairments and restructurings, and gains or losses from sale of assets and other items have been presented separately and removed from net income and earnings per share from continuing operations as reported under GAAP to determine Tredegar’s presentation of income and earnings per share from continuing manufacturing operations.  Income and earnings per share from continuing manufacturing operations are key financial and analytical measures used by Tredegar to gauge the operating performance of its continuing manufacturing businesses.  They are not intended to represent the stand-alone results for Tredegar’s continuing manufacturing businesses under GAAP and should not be considered as an alternative to net income or earnings per share as defined by GAAP.  They exclude items that we believe do not relate to Tredegar’s ongoing manufacturing operations.

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TREDEGAR EARNINGS, page 2

John D. Gottwald, Tredegar’s president and chief executive officer, said: “Obviously, the global economy is the dominant force affecting Tredegar’s first quarter performance.  The aluminum extrusion industry is in its third year of recession.  Order rates deteriorated this winter with shipments down 37% versus the first quarter of 2008.  We continue to look for signs of a bottom as we actively reduce costs.  Unfortunately, we generated our first quarterly operating loss in the aluminum business since 1991.”

“Similarly, our films business experienced a volume decline of 15% in the first quarter.  This weakness was broad as demand weakened and inventories were adjusted in all segments.  Operating profits before restructuring charges in films increased by $2.2 million in the first quarter of 2009 compared with the first quarter of 2008 primarily due to the benefit of the lag in the pass-through of lower average resin costs.  Excluding resin lag, ongoing operating profit declined in films by $1.9 million due to lower sales volume and the unfavorable impact of currency rate changes, partially offset by cost reduction efforts.  We continue to be very focused on reducing costs.”

Mr. Gottwald concluded:  “Despite the challenging business environment, our financial condition remains strong with cash in excess of debt of $43.7 million at March 31, 2009, an improvement from $23.3 million at December 31, 2008.”

MANUFACTURING OPERATIONS
Film Products

First quarter net sales (sales less freight) in Film Products were $104.8 million, down 20.8% from $132.3 million in the first quarter of 2008, while operating profit from ongoing operations increased to $13.0 million in the first quarter of 2009 from $10.8 million in the prior year.  Volume for the quarter was 49.3 million pounds, down 14.9% from 57.9 million pounds in the first quarter of 2008.

Net sales in the first quarter of 2009 declined due to lower volume across all market segments, most notably surface protection and personal care materials, and the unfavorable impact of changes in the U.S. dollar value of currencies for operations outside of the U.S.  Volume declines are believed to be primarily driven by the economic downturn and customer inventory adjustments.

Operating profit from ongoing operations increased in the first quarter of 2009 compared with the first quarter of 2008 due primarily to the benefit of the lag in the pass-through of lower resin costs.  Excluding resin lag, ongoing operating profit declined by $1.9 million due to lower sales volume and the unfavorable impact of currency rate changes, partially offset by cost reduction efforts.  The company estimates that the impact of the lag in pass-through of average resin costs on operating profits from ongoing operations was a positive $2.9 million in the first quarter of 2009 and a negative $1.2 million in the first quarter of 2008.  The company estimates that changes in the U.S. dollar value of currencies for operations outside of the U.S. had an unfavorable impact on operating profit of $650,000 in the first quarter of 2009 compared with the first quarter of 2008.

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TREDEGAR EARNINGS, page 3

Capital expenditures in Film Products were $4.1 million in the first quarter of 2009 compared with $3.2 million in the first quarter of last year, and are projected to be approximately $20 million in 2009.  Depreciation expense was $7.9 million in the first quarter of 2009 compared with $8.8 million in the first quarter of last year, and is projected to be approximately $32 million in 2009.

Aluminum Extrusions

First-quarter net sales from ongoing U.S. operations in Aluminum Extrusions were $45.1 million, down 50.5% from $91.1 million in the first quarter of 2008.  Operating losses from ongoing U.S. operations for the quarter were $1.8 million, a $3.3 million decline from operating profit of $1.5 million reported in the first quarter of 2008.  Volume decreased to 23.5 million pounds in the first quarter of 2009, down 36.8% from 37.1 million pounds in the first quarter of 2008.

The decrease in net sales and the reported operating loss from ongoing U.S. operations were primarily driven by lower volume in the first quarter of 2009 compared with the first quarter of last year.  Net sales also declined from lower average selling prices driven by lower average aluminum costs.  Extremely challenging market conditions led to shipment declines in all markets.  Shipments for non-residential construction, which comprised approximately 72% of total volume in 2008, declined by approximately 32.6% during the first quarter of 2009 compared with the first quarter of 2008.  Costs have been reduced as volume has declined.  Total full-time employees in Aluminum Extrusions were 1,128 at December 31, 2007, 972 at December 31, 2008 and 861 at March 31, 2009.

The Company also recognized a charge in the first quarter of 2009 of $30.6 million ($30.6 million after tax) for the write-off of goodwill associated with Aluminum Extrusions.  This non-cash charge, as computed under U.S. generally accepted accounting principles, resulted from the estimated adverse impact on the business unit’s fair value of possible future losses and the uncertainty of the amount and timing of an economic recovery.

Capital expenditures for continuing operations in Aluminum Extrusions were $5.2 million in the first quarter of 2009 compared with $810,000 in the first quarter of last year.  Capital expenditures are projected to be approximately $21 million in 2009, of which $16 million relates to the 18-month project to expand capacity in the plant in Carthage, Tennessee announced in January 2008.  This new capacity will be dedicated to serving customers in the non-residential construction sector.  Depreciation expense was $1.9 million in the first quarter of 2009 compared with $2.0 million in the first quarter of 2008, and is projected to be approximately $8.1 million in 2009.

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TREDEGAR EARNINGS, page 4

OTHER ITEMS

Net pension income from continuing operations was $757,000 in the first quarter of 2009, an unfavorable change of $802,000 (one cent per share after taxes) from amounts recognized in the first quarter of 2008.  The company contributed approximately $122,000 to its pension plans for continuing operations in 2008 and expects to contribute $4.4 million in 2009.  During 2008, the fair value of the assets of our pension plans declined by approximately $89.6 million to $194.5 million at December 31, 2008, due mainly to the drop in global stock prices and benefit payments to retirees of $10.2 million.

Interest expense was $204,000 in the first quarter of 2009, a decrease from $881,000 in the first quarter of last year due to lower average debt levels and lower average interest rates.

The effective tax rate used to compute income taxes from continuing manufacturing operations was 39.7% in the first quarter of 2009 compared with 38.8% in the first quarter of 2008.

Overall results for continuing operations for the quarter include special items.  After-tax charges for continuing operations for plant shutdowns, asset impairments and restructurings and gains and losses from the sale of assets and other items were 9 cents and 6 cents per share in the first quarters of 2009 and 2008, respectively.  In addition, a non-cash goodwill impairment charge of $30.6 million (after-tax), or 90 cents per share, was recorded for Aluminum Extrusions in the first quarter of 2009.  Further details regarding these items are provided in the financial tables included with this press release.

Tredegar’s investment in Harbinger Capital Partners Special Situations Fund, L.P. had a reported capital account value of $10.0 million at March 31, 2009, compared with $10.1 million at December 31, 2008.  This investment has a carrying value in Tredegar’s balance sheet of $10.0 million, which represents the amount invested on April 2, 2007.

CAPITAL STRUCTURE AND ADJUSTED EBITDA

Net cash (cash and cash equivalents in excess of debt) was $43.7 million at March 31, 2009, compared with net cash of $23.3 million at December 31, 2008.  Adjusted EBITDA from continuing manufacturing operations, a key valuation and borrowing capacity measure, was $93.8 million in the twelve months ended March 31, 2009, down from $100.3 million for the preceding twelve month period.  See notes to financial statements and tables for reconciliations to comparable GAAP measures.

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TREDEGAR EARNINGS, page 5

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

Some of the information contained in this press release may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  When we use the words “believe,” “estimate,” “anticipate,” “expect,” “project,” “likely,”  “may” and similar expressions, we do so to identify forward-looking statements.  Such statements are based on our then current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements.  It is possible that our actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements.  Factors that could cause actual results to differ from expectations include, without limitation: Film Products is highly dependent on sales to one customer — The Procter & Gamble Company; growth of Film Products depends on its ability to develop and deliver new products at competitive prices; sales volume and profitability of continuing operations in Aluminum Extrusions is cyclical and highly dependent on economic conditions of end-use markets in the U.S., particularly in the construction, distribution and transportation industries and are also subject to seasonal slowdowns; our substantial international operations subject us to risks of doing business in foreign countries, which could adversely affect our business, financial condition and results of operations; our future performance is influenced by costs incurred by our operating companies including, for example, the cost of energy and raw materials; and the other factors discussed in the reports Tredegar files with or furnishes to the Securities and Exchange Commission (the “SEC”) from time-to-time, including the risks and important factors set forth in additional detail in “Risk Factors” in Part I, Item 1A of Tredegar’s 2008 Annual Report on Form 10-K filed with the SEC.  Readers are urged to review and consider carefully the disclosures Tredegar makes in its filings with the SEC.

Tredegar does not undertake to update any forward-looking statement made in this press release to reflect any change in management's expectations or any change in conditions, assumptions or circumstances on which such statements are based.

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TREDEGAR EARNINGS, page 6

To the extent that the financial information portion of this release contains non-GAAP financial measures, it also presents both the most directly comparable financial measures calculated and presented in accordance with GAAP and a quantitative reconciliation of the difference between any such non-GAAP measures and such comparable GAAP financial measures.  Accompanying the reconciliation is management’s statement concerning the reasons why management believes that presentation of non-GAAP measures provides useful information to investors concerning Tredegar’s financial condition and results of operations.

Based in Richmond, Va., Tredegar Corporation is a global manufacturer of plastic films and aluminum extrusions.

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TREDEGAR EARNINGS, page 7

Tredegar Corporation
Condensed Consolidated Statements of Income
(In Thousands, Except Per-Share Data)
(Unaudited)

	Three Months Ended
	March 31
	2009	2008

Sales	$153,066	$228,480
Other income (expense), net (a) (d)	869	557
	153,935	229,037

Cost of goods sold (a)	125,258	194,239
Freight	3,229	5,101
Selling, R&D and general expenses	17,284	18,969
Amortization of intangibles	30	32
Interest expense	204	881
Asset impairments and costs associated with exit and disposal activities (a)	1,631	3,940
Goodwill impairment charge (b)	30,559	-
	178,195	223,162

Income (loss) from continuing operations before income taxes	(24,260)	5,875
Income taxes (e)	4,557	2,090
Income (loss) from continuing operations	(28,817)	3,785
Loss from discontinued operations (f)	-	(723)

Net income (loss) (a) (c)	$(28,817)	$3,062

Earnings (loss) per share:
Basic:
Continuing operations	$(.85)	$.11
Discontinued operations	-	(.02)
Net income (loss)	$(.85)	$.09
Diluted:
Continuing operations	$(.85)	$.11
Discontinued operations	-	(.02)
Net income (loss)	$(.85)	$.09

Shares used to compute earnings (loss) per share:
Basic	33,866	34,467
Diluted	33,866	34,682

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TREDEGAR EARNINGS, page 8

Tredegar Corporation
Net Sales and Operating Profit by Segment
(In Thousands)
(Unaudited)

	Three Months Ended
	March 31
	2009	2008
Net Sales
Film Products	$104,783	$132,314
Aluminum Extrusions	45,054	91,065
Total net sales	149,837	223,379
Add back freight	3,229	5,101
Sales as shown in the Consolidated
Statements of Income	$153,066	$228,480

Operating Profit (Loss)
Film Products:
Ongoing operations	$13,014	$10,786
Plant shutdowns, asset impairments, restructurings and other (a)	(809)	(3,705)

Aluminum Extrusions (f):
Ongoing operations	(1,797)	1,542
Goodwill impairment charge (b)	(30,559)	-
Plant shutdowns, asset impairments, restructurings and other (a)	(978)	(235)

AFBS:
Gain on sale investments in Theken Spine and Therics, LLC (d)	150	-
Total	(20,979)	8,388
Interest income	259	258
Interest expense	204	881
Gain on the sale of corporate assets (e)	404	-
Stock option-based compensation costs	262	60
Corporate expenses, net (a)	3,478	1,830
Income (loss) before income taxes	(24,260)	5,875
Income taxes (e)	4,557	2,090
Income (loss) from continuing operations	(28,817)	3,785
Loss from discontinued operations (f)	-	(723)
Net income (loss) (a) (c)	$(28,817)	$3,062

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TREDEGAR EARNINGS, page 9

Tredegar Corporation
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	March 31,	December 31,
	2009	2008
Assets

Cash & cash equivalents	$53,281	$45,975
Accounts & notes receivable, net	79,914	91,400
Income taxes recoverable	10,943	12,549
Inventories	27,170	36,809
Deferred income taxes	5,681	7,654
Prepaid expenses & other	3,236	5,374
Total current assets	180,225	199,761

Property, plant & equipment, net	231,788	236,870
Other assets	38,277	38,926
Goodwill & other intangibles	103,945	135,075
Total assets	$554,235	$610,632

Liabilities and Shareholders' Equity

Accounts payable	$44,084	$54,990
Accrued expenses	40,696	38,349
Current portion of long-term debt	604	529
Total current liabilities	85,384	93,868

Long-term debt	8,963	22,173
Deferred income taxes	44,602	45,152
Other noncurrent liabilities	27,675	29,023
Shareholders' equity	387,611	420,416

Total liabilities and shareholders' equity	$554,235	$610,632

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TREDEGAR EARNINGS, page 10

Tredegar Corporation
Condensed Consolidated Statement of Cash Flows
(In Thousands)
(Unaudited)

	Three Months Ended
	March 31
	2009	2008
Cash flows from operating activities:
Net income (loss)	$(28,817)	$3,062
Adjustments for noncash items:
Depreciation	9,830	11,336
Amortization of intangibles	30	32
Goodwill impairment charge	30,559	-
Deferred income taxes	2,866	8,289
Accrued pension income and postretirement benefits	(633)	(1,413)
Loss on asset impairments and divestitures	-	2,327
Gain on sale of assets	(829)	-
Changes in assets and liabilities, net of effects of acquisitions and divestitures:
Accounts and notes receivables	9,573	(22,066)
Inventories	9,105	10,013
Income taxes recoverable	1,607	(13,841)
Prepaid expenses and other	2,046	421
Accounts payable and accrued expenses	(3,640)	5,357
Other, net	1,651	2,661
Net cash provided by operating activities	33,348	6,178
Cash flows from investing activities:
Capital expenditures (including settlement of related accounts payable of $1,709 in 2009)	(11,014)	(4,052)
Proceeds from the sale of the aluminum extrusions business in Canada (net of cash included in sale and transaction costs)	-	23,616
Proceeds from the sale of assets and property disposals	918	248
Investments in real estate	(509)	-
Net cash provided by (used in) investing activities	(10,605)	19,812
Cash flows from financing activities:
Dividends paid	(1,358)	(1,378)
Debt principal payments	(13,135)	(38,158)
Borrowings	-	13,000
Repurchases of Tredegar common stock	-	(7,283)
Proceeds from exercise of stock options	112	-
Net cash used in financing activities	(14,381)	(33,819)
Effect of exchange rate changes on cash	(1,056)	1,055
Increase (decrease) in cash and cash equivalents	7,306	(6,774)
Cash and cash equivalents at beginning of period	45,975	48,217
Cash and cash equivalents at end of period	$53,281	$41,443

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TREDEGAR EARNINGS, page 11

Selected Financial Measures
(In Millions)
(Unaudited)

	For the Twelve Months Ended March 31, 2009
	Film	Aluminum
	Products	Extrusions	Total
Operating profit from continuing ongoing operations	$56.1	$6.8	$62.9
Allocation of corporate overhead	(9.0)	(1.7)	(10.7)
Add back depreciation and amortization from
continuing operations	33.7	7.9	41.6
Adjusted EBITDA from continuing operations (g)	$80.8	$13.0	$93.8

Selected balance sheet and other data as of March 31, 2009:
Net debt (cash) (h)	$(43.7)
Shares outstanding	33.9

Notes to the Financial Tables

(a)	Plant shutdowns, asset impairments, restructurings and other in the first quarter of 2009 include:
•
Pretax charges of $1.6 million for severance and other employee-related costs in connection with restructurings in Film Products ($1.1 million), Aluminum Extrusions ($369,000) and corporate headquarters ($178,000, included in "Corporate expenses, net" in the net sales and operating profit by segment table);

•
Pretax losses of $609,000 associated with Aluminum Extrusions for timing differences between the recognition of realized losses on aluminum futures contracts and related revenues from the delayed fulfillment by customers of fixed-price forward purchase commitments (included in "Cost of goods sold" in the condensed consolidated statements of income); and

•
Pretax gain of $275,000 on the sale of equipment (included in "Other income (expense) net in the condensed consolidated statements of income) from a previously shutdown films manufacturing facility in LaGrange, Georgia.

Plant shutdowns, asset impairments, restructurings and other in the first quarter of 2008 include:
•	Pretax charges of $2.3 million for severance and other employee-related costs in connection with restructurings in Film Products ($2.1 million) and Aluminum Extrusions ($235,000); and
•	Pretax charges of $1.6 million for asset impairments in Film Products.

(b)
Goodwill impairment charge of $30.6 million ($30.6 million after taxes) was recognized in Aluminum Extrusions in the first quarter of 2009 upon completion of an impairment analysis performed as of March 31, 2009.  This non-cash charge, as computed under U.S. generally accepted accounting principles, resulted from the estimated adverse impact on the business unit's fair value of possible future losses and the uncertainty of the amount and timing of an economic recovery.

(c)
Comprehensive income (loss), defined as net income and other comprehensive income (loss), was a loss of $31.8 million in the first quarter of 2009 and income of $1.1 million for the first quarter 2008.  Other comprehensive income (loss) includes changes in foreign currency translation adjustments, unrealized gains and losses on derivative financial instruments and prior service cost and net gains or losses from pension and other postretirement benefit plans arising during the period and the related amortization of these prior service cost and net gains or losses recorded net of deferred taxes directly in shareholders' equity.

(d)
Gain on the sale of investments in Theken Spine and Therics, LLC includes a post-closing contractual adjustment of $150,000 (included in "Other income (expense), net" in the condensed consolidated statements of income).  Closing on sale of these investments occurred in 2008.  AFBS (formerly Therics, Inc.) received these investments in 2005, when substantially all of the assets of AFBS, Inc., a wholly-owned subsidiary of Tredegar, were sold or assigned to a newly-created limited liability company, Therics, LLC, controlled and managed by an individual not affiliated with Tredegar.

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TREDEGAR EARNINGS, page 12

(e)
Gain on sale of corporate assets in the first quarter of 2009 includes a realized gain on the sale of corporate real estate ($404,000).  This gain is included in "Other income (expense), net" in the condensed consolidated statement of income.

Income taxes for the first quarter of 2009 include the recognition of a valuation allowance of $1.9 million related to expected limitations on the utilization of assumed capital losses on certain investments.

(f)
On February 12, 2008, Tredegar sold its aluminum extrusions business in Canada for a purchase price of approximately $25 million to an affiliate of H.I.G. Capital.  The purchase price was subject to adjustment based upon the actual working capital of the business at the time of sale.  All historical results for this business have been reflected as discontinued operations in the accompanying financial tables. The components of income (loss) from discontinued operations are presented below:

	Three Months Ended
(In thousands)	March 31
	2009	2008
Income (loss) from operations before income taxes	$-	$(391)
Income tax cost (benefit) on operations	-	(98)
	-	(293)
Loss associated with asset impairments and disposal activities	-	(1,130)
Income tax cost (benefit) on asset impairments and costs associated disposal activities	-	(700)
	-	(430)
Income (loss) from discontinued operations	$-	$(723)

(g)
Adjusted EBITDA for the twelve months ended March 31, 2009, represents income from continuing operations before interest, taxes, depreciation, amortization, unusual items and losses associated with plant shutdowns, asset impairments and restructurings, gains from the sale of assets, investment write-downs and write-ups, charges related to stock option awards accounted for under the fair value-based method and other items.  Adjusted EBITDA is not intended to represent cash flow from operations as defined by GAAP and should not be considered as either an alternative to net income (as an indicator of operating performance) or to cash flow (as a measure of liquidity). Tredegar uses Adjusted EBITDA as a measure of unlevered (debt-free) operating cash flow.  We also use it when comparing relative enterprise values of manufacturing companies and when measuring debt capacity.  When comparing the valuations of a peer group of manufacturing companies, we express enterprise value as a multiple of Adjusted EBITDA.  We believe Adjusted EBITDA is preferable to operating profit and other GAAP measures when applying a comparable multiple approach to enterprise valuation because it excludes the items noted above, measures of which may vary among peer companies.

(h)	Net debt is calculated as follows (in millions):

Debt	$9.6
Less: Cash and cash equivalents	(53.3)
Net debt (cash)	$(43.7)

Net debt or cash is not intended to represent debt or cash as defined by GAAP.  Net debt or cash is utilized by management in evaluating the company's financial leverage and equity valuation, and the company believes that investors also may find net debt or cash to be helpful for the same purposes.

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